EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 9th day January 2006, by and among PowerHouse Technologies Group, Inc., a Delaware corporation (the "Company") and Kent Heyman (the "Executive").

RECITALS

The Company desires to employ Executive hereinafter as Co-chairman of the Board of Directors and Chief Executive Officer (“CEO”), and Executive desires to be so employed by the Company on the terms and subject to the conditions hereinafter set forth. Executive has previously been retained as a consultant to the company, and has served as Executive Chairman of the Board of Directors. Pursuant to that agreement, included here as Attachment A, Employee received certain stock option grants; such grants are referred to an incorporated herein as reference.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2. Term. The initial term of employment under this Agreement shall be for a term (the "Initial Term") commencing January 9th, 2006. Either party may terminate the Executive's employment by way of written notice in accordance with Section 11 given to the other party. The parties' obligations under Sections 7, 9, 10 and 11 hereof shall survive the expiration or termination of the Employment Period.

3. Position and Duties. The Executive shall serve as Executive Co-chairman and Chief Executive Officer (hereinafter collectively “CEO”) of the Company during the Employment Period. As CEO of the Company, the Executive shall render executive, policy and other management services to the Company of the type customarily performed by persons serving in a similar capacity. The Executive shall perform such duties as the Board of Directors (“Board”) may from time to time reasonably determine and assign to the Executive provided that such duties do not constitute a material departure from the services and responsibilities routinely provided by the Executive. The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties and the advancement of the business and affairs of the Company during the Employment Period. Executive may, however, maintain non-executive board seats on other companies’ boards of directors, so long as those board positions do not interfere with the performance of the duties hereunder.

4. Place of Performance. In connection with the Executive's employment by the Company during the Employment Period, the Executive's primary place of employment and work location shall be the Executive's current place of employment and work location on the date of the execution of this Agreement, except for reasonable travel on Company business and as otherwise consented to by the Executive.

5. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the "Base Salary"), which initially shall be at the rate of $225,000.00 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board. If the Executive's Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period. The Base Salary shall be payable monthly or in such other installments as shall be consistent with the Company's payroll procedures in effect from time to time.

(b) Bonus. Executive is eligible for a target annual bonus of $150,000 that will be based on company performance and is discretionary. Board approval will be required for payment after the end of the fiscal year. For the first year only there will be a minimum bonus earned of $50,000 payable after the close of the fiscal year and in accordance with any existing bonus provisions.

(c) Stock. As set forth in Exhibit A (attached), CEO will be eligible for all stock option grants and restricted stock grants defined in that agreement including those activated upon commencement of employment.

(e) Benefits. During the Employment Period, the Executive will be entitled to all employee benefits and perquisites made available to similarly situated senior executive employees of the Company. Nothing contained in this Agreement shall prevent the Company from changing carriers or from effecting modifications in insurance coverage for the Executive.
(f) Vacation; Holidays. The Executive shall be entitled to all public holidays; personal and sick days observed by the Company and shall be eligible for 20 vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time during the year.

(g) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

(e) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

(f) Relocation Reimbursement. In the event the Board and the Executive agree that the Executive relocate his family to the corporate offices of the Company, the Company will reimburse all reasonable relocation expenses including, but not limited to; family house hunting trip to the new location, movement of household goods by a reputable carrier including packing and unpacking, temporary family living expenses in the new location as needed prior to closing, realtor fees associated with the sale of Executive’s primary residence, non-recurring closing costs associated with the purchase of a new home, family travel expenses associated with the move, and other reasonable ancillary expenses including hook up charges for utilities, etc. The Company will also provide a tax “gross up” associated with the relocation.

6. Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Board, to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties. The Company shall promptly reimburse the Executive for all such expenses in accordance with Company policy. Executive will have the option of traveling business class on all flights associated with company business.

7. Confidentiality; Work Product.

(a) Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive's performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates of which the Executive becomes aware during such period. Therefore, the Executive agrees that he will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive's own account, any of such information, observations, data or any Work Product or Copyrightable Work (as defined below) without the Board's consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive's acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates. The Executive agrees to deliver to the Company at the termination of the Executive's employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive's control.

(b) Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors ("Work Product") belong to the Company and the Executive hereby assigns, and agrees to assign, all of the Executive's rights, title and interest in and to the Work Product to the Company. Any copyrightable work ("Copyrightable Work") prepared in whole or in part by the Executive in the course of the Executive's work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a "work made for hire," the Executive hereby assigns and agrees to assign to Company all the Executive's rights, title and interest, including without limitation, copyright in and to such Copyrightable Work, The Executive shall promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(c) Enforcement. The Executive acknowledges that the restrictions contained in Section 7(a) hereof are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Executive.

8. Termination of Employment.

(a) Permitted Terminations. The Executive's employment hereunder may be terminated during the Employment Period without any breach of this Agreement only under the following circumstances:

(i)  Death. The Executive's employment hereunder shall terminate upon the Executive's death;

(ii) By the Company. The Company may terminate the Executive's employment:

(A) If the Executive shall have been unable to perform all of the Executive's duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months ("Disability");

(B) For Cause; as defined in Section 21 of the “Agreement”. Executive will have 30 days to provide cure for cause in writing.

(iii) By the Executive. The Executive may terminate his employment with the Company for Good Reason.

(b) Termination. Any termination of the Executive's employment by the Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination.

9. Compensation upon Termination.

(a) Death. If the Executive's employment is terminated during the Employment Period as a result of the Executive's death, (i) the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's pro rata Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due, the Company shall not have any further obligations to the Executive under this Agreement (other than pursuant to any life insurance policy for the benefit of the Executive).

(b) Disability. If the Company terminates the Executive's employment during the Employment Period because of the Executive's Disability, (i) the Company shall pay the Executive the Executive's pro rata Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due, and (ii) the Company shall not have any further obligations to the Executive under this Agreement (other than with respect to any disability policy maintained for the benefit of the Executive),

(c) By the Company for Cause. If the Company terminates the Executive's employment during the Employment Period for Cause (as defined in Section 21) and cure for cause is not provided or if the Executive voluntarily terminates the Executive's employment during the Employment Period without Good Reason, (i) the Company shall pay the Executive the Executive's pro rata portion of the Executive's Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due, (ii) the Company shall not have any further obligations to the Executive under this Agreement.

(d) By the Company without Cause; By the Executive for Good Reason.

If the Company terminates the Executive's employment other than for Cause, disability or death, or the Executive terminates his employment for Good Reason, (i) the Company shall pay the Executive the Executive's pro rata portion of Base Salary through the Date of Termination and all other accrued but unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company, at the time such payments are due, (ii) the Company shall, subject to Sections 9(e),9(f) and 9(g) hereof, pay the Executive an amount equal to 12 months of the Executive's Base Salary, payable in equal monthly installments on the Company's regular salary payment dates for such number of months specified above, unpaid earned bonus pursuant to section 5(b), (iv) the benefits provided to or on behalf of the Executive pursuant to Section 5(e) of this Agreement (including but not limited to current company benefits that may include medical, health, life, accident, disability and other welfare benefits) shall he continued to be provided to or on behalf of the Executive for a 12 month period commencing on the Date of Termination, unless and until the Executive receives any such or similar benefits while employed in any capacity by another employer during such 12 month period, and (v) stock vesting and exercise rights pursuant to Attachment A (section 3.1b and 3.1c), (vi) the Company shall not have any further obligations to the Executive under this Agreement (except as otherwise set forth in this Agreement). For purposes of clarity, it is understood and agreed between the parties that no further accrual of pension or 401(k) benefits shall be provided to the Executive (other than earnings on existing accounts and balances) after the Date of Termination.

(e) Change of control provisions. As defined in Section 9 of the POWERHOUSE TECHNOLOGIES GROUP, INC. 2004 OMNIBUS STOCK INCENTIVE PLAN, current or modified, the executive will have full acceleration of all unvested stock options and restricted stock and will be given 24 months from date of change of control to exercise any or all grants.

(f) Parachute Limitations. Notwithstanding any other provision of this Agreement or of any other agreement, contract or understanding heretofore or hereafter entered into by the Executive with the Company or any Affiliate, except an agreement, contract or understanding hereafter entered into that expressly modifies or excludes application of this Section 9(e) (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any Affiliate) for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a "Benefit Plan"), if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), the Executive shall not have any right to receive any payment or benefit under this Agreement, any Other Agreement or any Benefit Plan (i) to the extent that such payment or benefit, taking into account all other rights, payments or benefits to or for the Executive under this Agreement, all Other Agreements and all Benefit Plans, would cause any payment or benefit to the Executive under this Agreement, any Other Agreement or any Benefit Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amount received by the Executive under this Agreement, all Other Agreements and all Benefit Plans would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment that would have the adverse after-tax effect described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive's sole discretion, to designate those rights, payments or benefits under this Agreement, any Other Agreement and any Benefit Plan that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

(g) Liquidated Damages. The parties acknowledge and agree that damages suffered by the Executive as a result of termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

10. Non-competition and Non-solicitation.

(a) Non-competition. The Executive acknowledges that in the course of his employment with the Company and its Affiliates and their predecessors, he has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Affiliates, that the Executive's services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company's ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depend substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Employment Period and for a period of 12 months following the Executive's termination of employment with the Company for any reason, he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company, its Affiliates, or any business in which the Company or its Affiliates has commenced negotiations or has requested and received information relating to the acquisition of such business within 18 months prior to the termination of the Executive's employment with the Company, in any country where the Company, its Affiliates, or other aforementioned business conducts business.

(b) Non-solicitation. During the Employment Period and for a period of 18 months following the Executive's termination of employment with the Company for any reason, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof, (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate or (iii) initiate or engage in any discussions regarding an acquisition of, or the Executive's employment (whether as an employee, an independent contractor or otherwise) by, any businesses in which the Company or any of its Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its Affiliates upon or within the 18-month period prior to the Date of Termination.

(c) Enforcement. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because the Executive's services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

11. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, to the Company: at its principal office location; and to the Executive: at his address as listed on the Company's then current payroll; or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9 10 and 11 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

15. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16. Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including the choice of law rules thereof).

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive there being no representations, warranties or commitments except as set forth herein.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

21. Definitions.

"Affiliates" means any entity, as may from time to time be designated by the Board, that is a subsidiary corporation of the Company, and each other entity directly, or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition, "control" means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

"Board" means the board of directors of Company or its delegate.

"Cause" means (i) the Executive's commission of a felony or crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (ii) the Executive's conduct which brings the Company or any Affiliate into substantial public disgrace or disrepute, (iii) the Executive's substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Board, and such failure is not cured within 30 days after the Executive receives written notice thereof from the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, or (v) the Executive's substantial failure to achieve annual performance goals as determined by the Board and agreed to by the Executive; or (vi) the Executive's breach of Section 8 or 10 of this Agreement.

"Company" means PowerHouse Technologies Group, Inc. and its successors and assigns.

"Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period; (iii) if the Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; or (iv) if the Executive's employment is terminated during the Employment Period for any other reason, the date on which Notice of Termination is given.

"Severance Payments" means the payments and benefits that the Executive receives from the Company after termination of employment pursuant to Section 9 of this Agreement.

"Good Reason" means, in the absence of a written consent of the Executive: (i) the assignment to the Executive (other than an isolated, insubstantial or inadvertent assignment not occurring in bad faith) of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement and which is not remedied by the Company within 10 days after receipt of notice thereof given by the Executive, (ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within 10 days after receipt of notice thereof given by the Executive; or (iii) within the Employment Period the Company's requiring the Executive to be based at any office or location more than 50 miles from that identified in Section 4 hereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

PowerHouse Technologies	Executive
Group, Inc.

Director	Kent Heyman

ATTACHMENT A

AGREEMENT

This Agreement is made _________, 2005, between Powerhouse Technologies, Inc., a Delaware Corporation having offices at 555 Twin Dolphin Drive (the “Company”), and Kent Heyman, an individual with an address at 15 Stonebridge Lane, Pittsford, New York 14534 (“Heyman”).

In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.   Services. Heyman agrees to provide the following services to the Company (collectively, the “Services”):

1.1
Chairman of Board. Heyman agrees to serve as the Executive Chairman of the Company’s Board of Directors (the “Board”) commencing as soon as practical after the closing date of the funding contemplated by the company and until Heyman’s resignation from the Chairman position or removal from the Chairman position by the Company’s Board of Directors, whichever occurs first.

1.2
Consulting Services. Heyman agrees to provide advice, analysis and expertise to the company regarding the financial, operational, developmental or other aspects of the business of the Company. It is anticipated that Heyman will offer such services for approximately 20 hours per week. Should the Board of Directors desire a full time and/or exclusive employment or consulting arrangement with Heyman, the parties will negotiate different or additional terms as may be appropriate.

1.3
Other Employment. It is agreed that Heyman’s services rendered hereunder shall not be exclusive, and he is free to accept other consulting engagements. Board seats, or employment, so long as he remains available to offer the services specified hereunder.

 2.           Term. Commencing September 1, and continuing for a period of 12 months, extending through August 31, 2006. This agreement will be extended monthly thereafter unless terminated by one or both of the parties. The parties' obligations under Sections 4 and 6 hereof shall survive the expiration or termination of the Employment Period.

3.            Compensation; Expenses.

3.1          Compensations and Other Consideration. As full compensation for the Services to be provided by Heyman pursuant to this Agreement and the other terms set forth herein, the Company agrees to pay Heyman the compensation set forth below:

a.  During the Consulting Term, and in addition to any other consideration that may be payable to him hereunder, Heyman shall be paid the sum of $150,000, payable at the rate of $12,500 per month, payable in advance, on a monthly basis. In consideration of services rendered in connection with the funding, the payment of such consulting fee shall be retroactive to September 1, 2005, and Heyman shall be reimbursed for reasonable travel and lodging expenses incurred on behalf of the company for such time.

b.  For his services as Chairman of the Board of Directors, Heyman will receive 1,200,000 options to purchase the Company’s common stock, at a strike price of $.32 (Thirty two cents) per share. The options shall vest as follows: 25% upon commencement of Heyman’s service hereunder, and thereafter 25% on each six month anniversary of such commencement date. Should Heyman’s position as Chairman of the Board cease for any reason, whether by termination, resignation, or change of control, all unvested, outstanding stock options shall immediately vest. Heyman shall have 60 months after the termination of his board service within which to exercise such stock options. Heyman shall be reasonably accessible during such 60-month interval for purposes of consulting regarding his past services and issues related thereto.

c.  In addition to the stock options specified above, and also in consideration of his services, Heyman shall receive 300,000 shares of restricted common stock of the company. Said restrictions shall lift from the shares on January 1, 2007, or upon Heyman’s departure from the Board of Directors, if such departure is not for Cause, whichever occurs first. For purposes of this agreement, Cause shall be defined as the willful and persistent failure to perform his duties hereunder, or the commission of a fraudulent or dishonest act in connection with the performance of his duties hereunder.

d.  In addition, in the event Heyman assumes full time employment responsibilities on or before January 1, 2007, he will receive an additional 1,500,000 options to purchase the Company’s common stock, at a strike price of $.32 (Thirty two cents) per share. The options shall vest as follows: 50% upon commencement of Heyman’s service as a full time employee hereunder, and thereafter 25% on each six month anniversary of such commencement date.

3.2         Expenses. Company shall prepay, or reimburse, as applicable, Heyman for reasonable, actual expenses (including travel, meals or other out-of-pocket expenses) incurred by Heyman in the course of providing the Services (“Expenses”). Heyman shall document all such Expenses in reasonable detail if requested by the Company.

4.            Invention Assignment, Confidentiality and Restrictive Covenants.

4.1          Disclosure of Innovations. Heyman agrees to disclose in writing to the Company all inventions, improvements and other innovations of any kind that he may have made, conceived, developed or reduced to practice, alone or jointly with others, during the Term, whether or not they are related to the Services and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, inventions, formulas, techniques, processes, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software

4.2          Assignment of Ownership of Innovations. Heyman agrees that all Innovations, which are in any way related to the business or planned business of the Company, are the sole and exclusive property of the Company and he hereby assigns all of his rights, title and interest in the Innovations and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. At the Company's request and expense, during and after the Term, Heyman will assist and cooperate with the Company in all respects and will execute documents, and, subject to his reasonable availability, give testimony and take further acts requested by the Company to obtain, maintain, perfect and enforce for the Company patent, copyright, trademark, trade secret and other legal protection for the Innovations. Heyman hereby appoints the President and Chief Executive Officer, or another authorized officer of the Company as his attorney-in-fact to execute documents on his behalf for this purpose. Heyman has attached hereto as Exhibit "A" a list of Innovations as of the date hereof which belong to him and which are not assigned to the Company hereunder (the "Prior Innovations"), or, if no such list is attached, he represents that there are no Prior Innovations.

4.3          Protection of Confidential Information of the Company. During and after the Term, Heyman will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, suppliers or customers except as may be necessary in the performance of his work for the Company or as may be authorized in advance by appropriate officers of the Company. "Confidential Information" shall include methodologies, processes, tools, innovations, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to Heyman orally, which he knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Heyman will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Heyman or that the Company regularly gives to third parties without restriction on use or disclosure.

4.4          Non-Competition, Non-Solicitation, Non-Interference. Because Heyman acknowledges and agrees that he has and will continue to have access to confidential and trade secret information of the Company, the following restrictive covenant is necessary to protect the interests and continued success of the Company. Except as otherwise expressly consented to in writing by the Company, during the time period that begins on the commencement of the Term of this Agreement and ends twelve (12) months from the date of termination of this Agreement (the "Restricted Period"), Heyman shall not, directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, Heyman, advisor, investor or principal of any corporation or other business entity:

(a) Engage, in any state or territory of the United States of America where the Company is actively doing business (determined as of the commencement of the Term), in direct or indirect competition with the business conducted by the Company; specifically, eServices or knowledge management; or

(b) Request or otherwise attempt to induce or influence, directly or indirectly, any customer or supplier, or prospective customer or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might be to the material disadvantage of the Company; or

(c) Hire or solicit for employment or other business relationship, or induce or actively attempt to influence, any employee, officer, director or other business associate of the Company to terminate his or her employment or discontinue such person's Heyman, contractor or other business association with the Company.

(d) Nothing in this section, whether express or implied, shall prevent Heyman from being a holder or not more than one percent (1%) of the total outstanding stock of either a publicly held company under Section 12 of the Securities Exchange Act of 1934, as amended, or any privately held company.

If Heyman violates any of the restrictions contained in this section, the Restricted Period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Heyman to the satisfaction of the Company, and the Company may withhold any and all payments otherwise due and owing to Heyman under this Agreement, if any, other than Base Salary.

5.0 Business Opportunities. Heyman agrees that, during the Term, he will not take personal advantage of any business opportunities that are similar or substantially similar to the business of the Company without: (a) first offering in writing such opportunity to the Company; and (b) thereafter obtaining a written refusal of such opportunity from the Company. In addition, Heyman to the Board must promptly and fully disclose all material facts regarding any such business opportunities as soon as Heyman becomes aware of any such opportunity.

5.1 Company Property. All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s business that Heyman shall prepare for or receive from the Company shall remain the Company’s sole and exclusive property. Heyman agrees than upon termination of this Agreement, or upon demand from the Company, he shall immediately return to the Company all property of the Company in his possession, custody or control. Heyman further represents that he will not copy or cause to be copied, print out, or cause to be printed out any software, documents or other materials belonging to the Company.

6.0 Survival. Sections 5, 6 and 7 of this Agreement shall survive the termination by either party of this Agreement for any reason.

6.1
Choice of Law and Jurisdiction. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of California.

6.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by Heyman or his legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. Heyman may not assign any of his duties, responsibility, obligations or positions hereunder to any person and any such purported assignment by him shall be void and of no force and effect. The Company may assign its rights hereunder to any other party.

6.2
Waiver. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of Heyman’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Heyman's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

6.4          Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party, at the addresses first stated above or at such other subsequent address as is made known to the other party as an address at which such party receives similar important correspondence.

6.5	Amendment. This Agreement may be amended or modified only be a written instrument executed by Heyman and a representative of the Company duly authorized by the Board.

6.6
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific works or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

6.7
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

6.8	Headings. The section headings contained in this Agreement are used for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9	Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

6.10
Acknowledgment.Heyman represents and agrees that he fully understands his rights to discuss all aspects of this Agreement with his counsel, that he has been given the opportunity to avail himself of this right, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress, that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

7.0          Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

AGREED TO BY:

POWERHOUSE TECHNOLOGIES GROUP, INC.

By:
Name:
Title:

KENT HEYMAN